Exhibit 99.1
For Immediate Release
VPG Announces Global Restructuring and Cost Reduction Plan
Company to take definitive action to improve overall efficiency and reduce costs, resulting in $6.0 million of expected savings
MALVERN, Pa. (November 16, 2015) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced restructuring and cost reduction actions that are expected to improve overall efficiency by lower operating costs by approximately $6.0 million annually, beginning in 2016. The cost reduction steps have already begun and reflect recent market conditions.
Ziv Shoshani, VPG’s chief executive officer said, “We have begun implementing our restructuring and cost reduction plan, which should result in a cash restructuring charge of approximately $4.0 million which will impact, primarily, the fourth fiscal quarter of 2015.”
Key elements of the plan include:

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The cost reductions are expected to come from lower manufacturing costs, including savings from a force sensor facility closure in Asia in the second quarter of 2016, with continued production consolidation into VPG’s facility in India.

•	Consolidation and streamlining of certain product lines in the Foil Technology Product and Force Sensors segments, and additional workforce reductions in the Weighing and Control Systems segment.

Mr. Shoshani added, “While we have taken action in response to macro-economic challenges, we remain focused on strategy execution to drive positive operational and financial results, and to building a stronger future for the company.”
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com
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